Exhibit 1(h)
                                 THE ALGER FUND

                           CERTIFICATE OF TERMINATION
                                       OF
                      THE ALGER INCOME AND GROWTH PORTFOLIO

     The undersigned, being the duly elected and qualified Secretary of The Alger Fund a trust with transferable shares under the laws of Massachusetts (the "Trust") authorized to establish one or more series funds, which was organized pursuant to an Agreement and Declaration of Trust dated March 20, 1986 (as amended to date the "Declaration"). DOES HEREBY CERTIFY that:

          1. Pursuant to Section 6.1 of the Declaration, at a meeting of the Trustees of the Trust duly called and held on February 15, 1995, at which a quorum was present and acting, the said Trustees adopted resolutions, a copy of which is attached hereto approving the liquidation of The Alger Income and Growth Portfolio of the Trust, after which The Alger Income and Growth Portfolio would be terminated.

          2. Thereafter, at a meeting of the shareholders of The Alger Income and Growth Portfolio duly called and held on April 17, 1995, at which a quorum was present and acting, the holders of not less than a majority of the shares of beneficial interest of the Portfolio outstanding and entitled to vote, voted to approve the liquidation and the transactions called for thereby, including the termination of the Portfolio.

          3. Thereafter, the Portfolio wound up its business and affairs, and the assets of the Portfolio remaining after, were distributed to the shareholders of the Portfolio, in conformity with Section 6.2(d) of the Declaration. NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that pursuant to Section 9.1 of the Declaration the Portfolio be, and it is hereby, TERMINATED, effective immediately upon the filing of a copy of this Certificate with the office of the Secretary of State of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand on the date set opposite his/her signature below.

                               /s/ Nanci K. Staple
                                ----------------

                          Dated: May 23, 1995 Secretary


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                                 ACKNOWLEDGEMENT

STATE OF New York   )
                    )  :ss
COUNTY OF New York  )

                                                                  March 17, 1995

     Then personally appeared the above-named Nanci K. Staple and acknowledged the foregoing instrument to be her free act and deed.

     Before me,

                                Dolores M. Costa
                                 --------------
                                  Notary Public

     My commission expires: 8/15/96


                                 [NOTARIAL SEAL]

                                DOLORES M. COSTA
                        Notary Public, State of New York
                                 No. 31-4941104
                          Qualified in New York County
                           Commission Expires 8/15/96